Exhibit 10.21

Summary of Director Compensation Program

From May 29, 2006 until September 27, 2006, the pay program for all non-employee directors of the Company consisted of three components, a cash retainer, meeting attendance fees (paid in cash) and an annual equity award. During this period, the program features were as follows:

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Retainer: Each non-employee director other than the Chairman received a cash retainer of $50,000 for the plan year (the 12-month period referenced above). The Chairmen of the Human Resources, Audit, Nominating and Corporate Governance Committees were paid an additional retainer of $25,000 for the plan year. The Chairman received a cash retainer of $300,000 for the plan year.

•	Meeting Fees: Each non-employee director was paid $1,500 in cash per meeting attended during the plan year, except the Chairman whose per meeting fee was $3,000.

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Equity Award: Each non-employee director earned an annual grant of 1,800 shares of ConAgra Foods common stock and an annual grant of non-statutory options to acquire 9,000 shares of ConAgra Foods common stock, with an exercise price equal to the fair market value of our common stock on the date of grant. The date of grant is the first day of the plan year.

Effective September 28, 2006, the pay program for the Chairman was altered (no other changes were implemented). In lieu of retainer, meeting fees and an annual equity award, the Chairman’s pay was set at $500,000, payable entirely in non-statutory options to acquire shares of ConAgra Foods common stock. The grant date is the first day of the plan year and the exercise price of the options is the fair market value of our common stock on the date of grant. The number of options issued is based on the Black-Scholes value of the option on the date of grant and the closing market price of our common stock on the date of grant. The options have a ten-year term and vest six months from the date of grant.

Several other compensation programs existed for the Company’s non-employee directors during the most recent fiscal year:

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Directors were entitled to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees and the ConAgra Foods Foundation offered a matching gifts benefit for gifts up to $2,000 to accredited institutions of higher education.

•	Non-employee directors could elect to defer payment of their cash compensation into the company’s non-qualified deferred compensation plan for non-employee directors.

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Directors elected to the Board prior to 2003 continued to have grandfathered participation in the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. All participating directors are vested in the program. ConAgra Foods maintains insurance on the lives of these directors to fund the program.